UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 1, 2006

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 N. Reo Street, Suite 300, Tampa, FL 33609

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (813) 261-5157

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

IA Partners Co Ltd (“IA Partners”), a wholly owned subsidiary Global Hotline, Inc. (“GHI”) and IA Global Inc. (“IA Global”) entered into an agreement (the “Partner Contract”) with Internet Service Partners, a Japanese company (“ISP”). Pursuant to this agreement, GHI will sell various internet and broadband products on behalf of Internet Service Partners, with sales commissions payable from 30-120 days. The Partner Contract expires on December 22, 2006, and is automatically renewable for an additional year unless it is terminated by either party upon sixty days notice before the expiration date. The Contract maybe cancelled under certain conditions.

A copy of the Partner Contract described above will be filed as an exhibit to the Company’s Form 10-K Annual Report for the year ended December 31, 2005.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In December, 2005, GHI loaned 360,000,000 Yen to GMB International, Inc. (“GMB”). a party affiliated with our majority shareholder. This increased the total amounts due from GMB to 400,000,000 Yen. GMB repaid 200,000,000 Yen on January 13, 2006 and the balance, which was scheduled for payment by January 31, 2006, has not been paid. The company is negotiating to obtain the payment. The advance was unsecured.

On July 18, 2005, the company filed a Form 8-K under Item 2.01 Completion of Acquisition or Disposition of Assets relating to the sale by the company of its remaining holdings in QuickCAT Technologies to Ominira Networks, LLC in exchange for a Senior Secured Promissory Note (the “Promissory Note”) in the principal amount of $620,000. The purpose of this Form 8-K is to disclose that Ominira Networks. LLC has failed to pay the amounts due under the Promissory Note and, accordingly, the company has declared all principal, interest and other amounts due immediately. A copy of the letter dated February 1, 2006 is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(d)	Exhibits –

Exhibit No.	Description

10.1	Letter dated February 1, 2006 between IA Global, Inc and Ominira Networks LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: February 6, 2006

By:	/s/ Mark Scott

Mark Scott

President and Chief Financial Officer